Exhibit 4.5
VOTING AGREEMENT WITH PRINCIPAL SHAREHOLDERS
     This Voting Agreement with Principal Shareholders (this “Agreement”) is made and entered into as of February 12, 2004, by and among Keith Stein (“Stein”), on the one hand, and Gene Simmons LLC, Allan Brown and Richard Abramson LLC, on the other hand (each referred to herein as a “Principal Shareholder” and collectively as the “Principal Shareholders”).
RECITALS
     WHEREAS, concurrently herewith NGTV, a California corporation (hereinafter the “Company”), is issuing to Stein Three Million Six Hundred Forty-Eight Thousand Nine Hundred Seventy-One (3,648,971) shares of the common stock (as adjusted pursuant to any stock split, stock combination, or similar action, the “Shares”) of the Company pursuant to that certain Finder’s Agreement of even date herewith;
     WHEREAS, Stein has agreed, as a condition to receiving the Shares, to grant voting power over the Shares to the Principal Shareholders, in order to secure continuity and stability in the policy and management of the Company, which Stein believes will maximize the value of the Shares;
     WHEREAS, in order to accomplish said purpose, and as a condition to receiving the Shares, Stein deems it advisable to enter into this Agreement for the purpose of permitting the Principal Shareholders to vote the Shares; and
     WHEREAS, Stein has consented to act under this Agreement for the purposes provided herein.
     NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1. Voting Control. Stein will hold the Shares, subject to the provisions of this Agreement. Stein hereby agrees to vote, whether by proxy, written consent, or otherwise, all of the Shares now or hereafter registered in his name or beneficially owned by him as instructed by each Principal Shareholder with respect to the fraction of the Shares equal to the number of shares of common stock owned by the respective Principal Shareholder at such time divided by the aggregate shares of common stock held by the Principal Shareholders. The parties agree that, in the aggregate, the Principal Shareholders shall have 100% of the voting control of the Shares.
2. Termination. This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:
          (a) The date of the closing of a firmly underwritten public offering of the common stock pursuant to a registration statement filed with the Securities and Exchange Commission, and declared effective under the Securities Act of 1933, as amended;

          (b) the date of the closing of a transaction whereby the Company becomes a publicly traded company on a recognized stock exchange (or similar system for the quoting and public trading of the Company’s shares) in Canada or the United States whether pursuant to: (i) a final prospectus for which a receipt has been issued by a securities commission or similar regulatory body in Canada or pursuant to an effective registration statement filed with the United States Securities and Exchange Commission; or (ii) pursuant to a reverse take-over, statutory amalgamation, statutory arrangement or similar transaction involving the Company and which, in each case, results in the common stock of the Company or the common stock of the resulting issuer being listed on a recognized stock exchange (or similar system for the quoting and public trading of the Company’s shares) in Canada or the United States;
          (c) the date of the closing of a sale, lease, or other disposition of all or substantially all of the Company’s assets or the date of a completion of any corporate reorganization, amalgamation, consolidation or merger of the Company (collectively “Corporate Reorganization”) with or into any other corporation or other entity or person in which the shareholders of the Company immediately prior to such Corporate Reorganization own less than fifty percent of the Company’s voting stock immediately after such Corporate Reorganization or any transaction or series of related transactions to which the Company is a party in which excess of fifty percent (“Change of Control”) of the Company’s voting stock is transferred excluding any Corporate Reorganization enacted solely for the purpose of changing the domicile of the Company; or
          (d) the date as of which the parties hereto terminate this Agreement by written consent of a majority in interest of the Principal Shareholders.
3. Legend
          (a) Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the Shares a restrictive legend, in addition to any other legends, containing substantially the same wording as set forth below (the “Legend”):
THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT AND A RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT AND A VOTING AGREEMENT WITH PRINCIPAL SHAREHOLDERS BY AND AMONG THE SHAREHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY THAT PLACE CERTAIN RESTRICTIONS ON THE RIGHTS OF HOLDERS OF THE SECURITIES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENTS. A COPY OF SUCH AGREEMENTS WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.

4. Miscellaneous.
          (a) Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.
          (b) Amendment. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of Stein and a majority in interest of the Principal Shareholders. Any amendment or waiver effected in accordance with this Section 4(b) shall be binding upon each party hereto and their respective successors and assigns.
          (c) Assignment of Rights. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns and legal representatives.
          (d) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designated by written notice to the other parties hereto.
          (e) Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and the parties hereto shall, to the extent permissible by applicable law, amend this Agreement so as to make effective and enforceable the intent of this Agreement.
          (f) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
          (g) Counterparts. This Agreement may be executed in two or more counterparts, including counterparts transmitted by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          (h) Further Assurances. Each party will cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby, and to carry this Agreement into effect.

          (i) Interpretation. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel. The parties waive any statute or rule of law to the contrary.
          (j) Rights Cumulative. Each and all of the various rights, powers and remedies of the parties hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.
          (k) Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement

     INWITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Keith Stein

	KEITH STEIN	Witness
24 Farrington Drive
Toronto, Ontario ON M2L2B6
Canada

PRINCIPAL SHAREHOLDERS:

GENE SIMMONS LLC

By:	/s/ Gene Simmons

	Gene Simmons, Member	Witness
Janvey, Gordon, Herlands, Randolph & Cox, LLP
355 Lexington Avenue, 10th Floor
New York, New York 10017
Attention: William B. Randolph, Esq.
Facsimile: (212) 983-0772

/s/ Allan Brown

	ALLAN BROWN	Witness

Attention: Bruce R. Bailey
Facsimile: (626) 568-3819

RICHARD ABRAMSON LLC

By:	/s/ Richard Abramson

	Richard Abramson, Member	Witness
Janvey, Gordon, Herlands, Randolph & Cox, LLP
355 Lexington Avenue, 10th Floor
New York, New York 10017
Attention: William B. Randolph, Esq.
Facsimile: (212) 983-0772